Exhibit 10.10

PURCHASE AND SALE AGREEMENT

This 1st day of March, 2011

1. PARTIES

Avon Street Apartments Limited Partnership, a Massachusetts limited partnership with an address of 39 Brighton Ave., Allston, MA 02134, hereinafter called the SELLER, agrees to SELL and 503-509 Pleasant Street, LLC and/or Francis D. Privitera with an address of 59 Union Square, Somerville, MA 02143, hereinafter called the BUYER, agrees to BUY, upon the terms hereinafter set forth, the following described premises:

2. DESCRIPTION

Land and buildings (the “Premises” or “Property”) located at 130 Avon Street, Malden, Massachusetts.

For title see Deed filed at the Middlesex South District of the Land Court, Document No.: 973883; with Certificate of Title No. 202152 in Book 01141, Page 2.

3. BUILDINGS, STRUCTURES, IMPROVEMENTS, FIXTURES

Included in the sale as a part of said premises are the buildings, structures, and improvements now thereon, and all equipment and supplies belonging to the SELLER and used in connection therewith and the fixtures belonging to the SELLER and used in connection therewith, doors, furnaces, heaters, heating equipment, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, mantels, and, only if built in, air conditioning equipment, and ventilators, six (6) Washing Machines and six (6) Dryers located in basement..

4. TITLE DEED

Said premises are to be conveyed by a good and sufficient quitclaim deed running to the BUYER, or to the nominee designated by the BUYER by written notice to the SELLER at least seven (7) days before the deed is to be delivered as herein provided, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except

(a)	Provisions of existing building and zoning laws;
(b)	Existing rights and obligations in party walls which are not the subject of written agreement;
(c)	Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;
(d)	Any liens for municipal betterments assessed after the date of this agreement;
(e)	Easements, restrictions and reservations of record, if any, so long as the same do not prohibit or materially interfere with the current use of said premises;

5. PLANS

If said deed refers to a plan necessary to be recorded therewith the SELLER shall deliver such plan with the deed in form adequate for recording or registration.

6.     PURCHASE PRICE

The agreed purchase price for said premises is One Million Two Hundred Thousand dollars ($8,750,000.00), of which

$200,000	have been paid as a deposit this day; and
$8,550,000	are to be paid at the time of delivery of the deed in cash, or by certified, cashier’s, treasurer’s or bank check. *
$8,750,000	TOTAL

*If for any reason, Buyer desires to extend the closing date by up to an additional 15 days, Seller agrees that Buyer my so extend the closing date, subject to the payment of an additional $100,000 deposit, in which event the amount due at closing shall be adjusted accordingly.

7.     TIME FOR PERFORMANCE; DELIVERY OF DEED

Such deed is to be delivered at 1:00 o’clock P.M. on May 16, 2011, at the Middlesex County Registry of Deeds or the offices of Buyer’s counsel, unless otherwise agreed upon in writing. It is agreed that time is of the essence of this agreement.

8A.     POSSESSION AND CONDITION OF PREMISES

The Premises shall be delivered at the Date of Closing subject to existing tenants and occupants as of the date hereof, in substantially the same condition as they are now, reasonable wear and tear excepted and except for conditions caused or created by Buyer’s Inspections or otherwise permitted by this Agreement. Buyer shall be entitled to inspect the Premises on the day prior to the Date of Closing to ensure that the provisions of the preceding sentence have been complied with, and until closing Seller shall grant Buyer such access in the presence of Seller’s representatives to the Premises as is reasonably necessary (subject to the rights of tenants of the property) to facilitate such inspection and Buyer’s financing efforts.

8B.     BUYER’S DUE DILIGENCE

Buyer shall have reasonable access to the Premises as contemplated below and the right to conduct such inspections of the Premises as it deems necessary as set forth below. Buyer and its agents, servants and employees shall maintain as confidential and not disclose any information obtained as a result of or pursuant to the Site Investigations and Inspections (both herein below defined) except to the extent that any law or regulation shall require such disclosure and except to Buyer’s attorneys, consultants and lenders. Buyer shall contractually require any agent performing the Site Investigation on its behalf to maintain all such information as confidential and not to disclose such information to any person other than Buyer except as may be required by law. This obligation with respect to confidentiality and non-disclosure shall survive the delivery of the Deed or any earlier termination of this Agreement.

(a)     Environmental Inspection. Buyer may conduct, at its sole cost and expense by consultants selected by it, an environmental site analysis (“Site Investigation”) to determine the existence of hazardous wastes and materials at the Property (the “Hazardous Materials”). In the event that the results of the Site Investigation indicates that there has been a release of Hazardous Materials that would impose any further investigation, monitoring, or remediation costs on Buyer if Buyer were to own the Premises, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof, together with a copy of all reports, if any, of the results of the Site Investigation, to Seller and Escrow Agent no later than 5:00 p.m. on the date which is fourteen (14) days following the date of this Agreement. In such event, the Deposit shall be returned to Buyer and this Agreement shall terminate and be null and void and without recourse to either party. If Buyer fails to timely give such notice, Buyer’s right to terminate this Agreement shall be deemed to be waived. Buyer acknowledges that Seller has no obligation whatsoever to undertake any corrective or remedial work as a result of matters disclosed by the Site Investigation.

In order to permit Buyer to conduct the Site Investigation, Seller shall permit Buyer, its agents, servants or employees, a license to enter upon the Premises to conduct the Site Investigation, in accordance with the terms and conditions set forth herein below:

(i)            Buyer will not unreasonably interfere with Seller’s, tenants’ or other occupants’ use of the Premises.

(ii)           Buyer shall at the conclusion of the Site Investigation restore the Premises to the condition existing prior to the Site Investigation, and this obligation shall survive any termination of this Agreement.

(iii)          Before commencing any aspect of the Site Investigation that involves physical inspection or invasive testing of the Premises, Buyer shall give Seller prior written notice of the scope of testing, methodologies to be used and identities of the consultants/contractors retained by Buyer, all of which shall be subject to Seller’s prior written approval, which shall not be unreasonably withheld or delayed. In addition, prior to such testing, Buyer shall submit to Seller evidence of Buyer’s and its environmental site analyst’s public liability and workers’ compensation insurance, which shall be reasonably acceptable to Seller and shall name Seller as an additional insured on such policies.

(iv)          Buyer agrees to indemnify and hold Seller harmless from and against any and all claims for personal injury or property damage resulting from the conduct by Buyer or its agents of the Site Investigation. The provisions of this paragraph (v) shall survive the delivery of the Deed or earlier termination of this Agreement.

(vi)          Seller shall have the right to terminate this license upon twenty four (24) hours written notice to Buyer if the foregoing conditions are not met, or if Buyer is in default under this Agreement, or if this Agreement terminates for any other reason.

(b)           General Building and Other Inspections. Buyer may conduct, at its sole cost and expense by consultants selected by it, structural, mechanical, and any other inspections reasonably required by Buyer (“Inspections”). In the event that the results of any of such Inspections, in Buyer’s sole discretion disclose any defects or unacceptable conditions in the Premises, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof, together with a copy of all reports, if any, of the results of such Inspections to Seller no later than 5:00 p.m. on the date which is fourteen (14) days following the date of this Agreement. However, if such date were to fall on a Saturday, Sunday or legal holiday then such date would be extended to the next business day thereafter. In such event, the Deposit shall be returned to the Buyer and this Agreement shall terminate and be null and void and without recourse to either party. If Buyer fails to timely give such notice, Buyer’s right to terminate this Agreement shall be deemed to be waived.

In order to permit Buyer to conduct the Inspections, Seller shall permit Buyer reasonable access to the Premises, such access to be exercised in the presence of Seller and or Seller’s representatives, and provided such access does not interfere with rights of tenants under leases. Buyer shall, at the conclusion of the Inspections restore the Premises to the condition existing prior to the Inspections. Buyer agrees to indemnify and hold Seller harmless from and against any and all claims for personal injury or property damage resulting from the conduct by Buyer or its agents of the Inspections. The provisions of this paragraph with respect to Buyer’s restoration obligations and indemnity of Seller shall survive the delivery of the Deed or earlier termination of this Agreement.

(c)           Permits, Zoning, Leases, Litigation; etc.           Buyer shall be entitled to conduct such other investigations and reviews, and make other due diligence inquiries with respect to the Premises including without limitation any and all permits; governmental approvals; zoning status; leases, occupancies and other tenancies; and litigation pertaining thereto (the “Legal Investigations”). In the event that the results of any of such Legal Investigations, in Buyer’s sole discretion disclose any defects or unacceptable conditions in the Premises, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof, together with a copy of all reports, if any, of the results of such Legal Investigations to Seller no later than 5:00 p.m. on the date which is fourteen (14) days following the date of this Agreement. However, if such date were to fall on a Saturday, Sunday or legal holiday then such date would be extended to the next business day thereafter. In such event, the Deposit shall be returned to the Buyer and this Agreement shall terminate and be null and void and without recourse to either party. If Buyer fails to timely give such notice, Buyer’s right to terminate this Agreement under this paragraph 8 shall be deemed to be waived.

9.      EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM

If the SELLER shall be unable to give title or to make conveyance, or to deliver possession of the premises, all as herein stipulated, or if at the time of the delivery of the deed the premises do not conform with the provisions hereof, however, the SELLER shall use reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make said premises conform to the provisions hereof, as the case may be, in which event the SELLER shall give written notice thereof to the BUYER at or before the time for performance hereunder, and thereupon the time for performance hereof shall be extended for a period of thirty (30) days.. Should SELLER need the additional thirty (30) days to remove any defects in title or to deliver possession as provided herein, or to make the Premises conform to the provisions of this Purchase and Sale Agreement, the extension shall only be in force for as long as BUYER’S mortgage commitment is in full force and effect under the original terms granted to the BUYER or as extended so long as BUYER notifies Seller on or before April 1, 2011 of Buyer’s mortgage rate commitment expiration date. Moreover, Buyer agrees to use diligent efforts to extend the mortgage commitment. In the event that Buyer cannot extend said commitment without a fee and Seller does not agree to pay same, then it shall be at Buyer’s option whether or not to proceed beyond the original commitment date. Further, the SELLER shall not be required to expend more than $10,000.00, exclusive of liens or encumbrances on the Premises, to make the Premises conform to the provisions of this paragraph.

10.    FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM

If at the expiration of the extended time the SELLER shall have failed so to remove any defects in title, deliver possession, or make the premises conform, as the case may be, all as herein agreed, or if at any time during the period of this agreement or any extension thereof, the holder of a mortgage on said premises shall refuse to permit the insurance proceeds, if any, to be used for such purposes, then any payments made under this agreement shall be forthwith refunded and all other obligations of all parties hereto shall cease and this agreement shall be void without recourse to the parties hereto.

11.    BUYER’S ELECTION TO ACCEPT TITLE

The BUYER shall have the election, at either the original or any extended time for performance, to accept such title as the SELLER can deliver to said premises in their then condition and to pay therefor the purchase price without deduction, in which case the SELLER shall convey such title, except that in the event of such conveyance in accord with the provisions of this clause, if said premises shall have been damaged by fire or casualty insured against, then the SELLER shall, unless the SELLER has previously restored the premises to their former condition, either

(a)           pay over or assign to the BUYER, on delivery of the deed, all amounts recovered or recoverable on account of such insurance, less any amounts reasonably expended by the SELLER for any partial restoration, or

(b)           if a holder of a mortgage on said premises shall not permit the insurance proceeds or a part thereof to be used to restore said premises to their former condition or to be so paid over or assigned, give to the BUYER a credit against the purchase price, on delivery of the deed, equal to said amount so recovered or recoverable and retained by the holder of said mortgage less any amount reasonably expended by the SELLER for any partial restoration.

12.    ACCEPTANCE OF DEED

The acceptance of a deed by the BUYER or his nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed.

13.    USE OF MONEY TO CLEAR TITLE

To enable the SELLER to make conveyance as herein provided, the SELLER may, at the time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests.

14.    INSURANCE

Until the delivery of the deed, the SELLER shall maintain insurance on said premises as follows:

Type of Insurance	Amount of Coverage

(a) Fire	$ As is presently insured
(b) Extended coverage	$

15.    ADJUSTMENTS

Water and sewer use charges, collected rents, security deposits, if any, real estate taxes for the current tax year and any other additional rents, operating expenses and prepaid amounts or charges, including, but not limited to fuel oil and any service contracts, shall be apportioned as of the Date of Closing.

16.    ADJUSTMENT OF UNASSESSED AND ABATED TAXES

If the amount of said taxes is not known at the time of the delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

17.    BROKER’S FEE

A broker’s fee of $200,000 for professional services, to be split equally between SELLER and BUYER to NAI Hunneman, the Broker(s) herein, payable if and when title passes as herein provided and the Deed is recorded and not otherwise.

18.    BROKER(S) WARRANTY

The Broker(s) named herein warrant(s) that the Broker(s) is (are) duly licensed as such by the Commonwealth of Massachusetts.

19.    DEPOSIT

All deposits made hereunder shall be held in escrow by NAI Hunneman in an interest bearing FDIC insured bank account in Massachusetts,  as escrow agent subject to the terms of this agreement and shall be duly accounted for at the time for performance of this agreement.

20.    BUYER’S DEFAULT; DAMAGES

If the BUYER shall fail to fulfill the BUYER’S agreements herein, all deposits made hereunder by the BUYER shall be retained by the SELLER as liquidated damages unless within thirty (30) days after the time for performance of this agreement or any extension hereof, the SELLER otherwise notifies the BUYER in writing.

21.    BROKER AS PARTY

The Broker(s) named herein, join(s) in this agreement and become(s) a party hereto, insofar as any provisions of this agreement expressly apply to the Broker(s), and to any amendments or modifications of such provision to which the Broker(s) agree(s) in writing.

22.    SMOKE DETECTOR and CO       The SELLER shall, at the time of the delivery of the deed, deliver a certificate from the fire department of the city or town in which said premises are located stating that said premises have been equipped with approved smoke and carbon monoxide detectors in conformity with applicable law.

23.    LEAD PAINT        The parties acknowledge that under Massachusetts law, whenever a child or children under six (6) years of age resides in any residential premises in which any paint, plaster, or other accessible material contains dangerous levels of lead, the owner of said premises must remove or cover said paint, plaster or other material so as to make it inaccessible to children under six years of age. Buyer hereby acknowledges receipt of a Lead Paint Disclosure.

24.    CORRECTIONS -  If any errors or omissions are found to have occurred in any calculations or figures used in the settlement statement signed by the parties and notice thereof is given to a party within one year of the Closing Date, then such party agrees to execute any document reasonably required by BUYER’S attorney to correct such errors or omissions including re-execution of applicable documents.

25.    PARTIES REPRESENTED BY COUNSEL.  Each party hereto acknowledges to the other that such party has been represented by separate legal counsel of such party’s own choosing and at such party’s own expense prior to the signing of this Agreement.

26.    FINANCING.  In order to help finance the acquisition of said Property, the Buyer shall apply for a conventional bank or other institutional commercial mortgage loan of $6.125.000.00 at prevailing rates, terms and conditions. If despite the Buyer’s diligent efforts, a commitment for such loan cannot be obtained on or before_thirty (30) days following the date of this agreement (The “Financing Date”), the Buyer may terminate this agreement by written notice to the Seller prior to the expiration of such time, whereupon this Agreement shall automatically terminate and become null and void and without recourse to any party hereunder, and all deposits shall be forthwith refunded to BUYER. Where the Financing Date falls on a Saturday, Sunday or legal holiday then such date shall be automatically extended to the next business day thereafter. In the event that BUYER does not notify SELLER’s attorney before 3:00 p.m. on the Financing Date of BUYER’s inability to obtain such a mortgage commitment, it shall be conclusively presumed that BUYER has obtained such mortgage commitment and the contingency contained in this clause shall be thereby waived. If for any reason, Buyer desires to extend the Financing Date by up to an additional thirty (30) days, Seller agrees that Buyer may so extend the Financing Date, subject to the payment of an additional $100,000 deposit, in which event the amount due at closing shall be adjusted accordingly.

27.          NOTICES.  All notices required to be given herein may be given by (a) certified mail, postage prepaid, return receipt requested, (b) by service in hand with receipt, or (c) by recognized overnight delivery service for which proof of delivery is available, to the following addresses:

If to Seller:	Linda M. Vaccaro, Esq.
The Hamilton Company, Inc.
39 Brighton Ave.
Allston, MA 02134
Tel: (617) 850-7236
Fax: (617) 783-0568
Ivaccaro@thehamiltoncompany.com

If to Buyer:	Frank D. Privitera, Jr.
Attorney-At-Law
531 Medford Street
Somerville, MA 02145
Tel: (617) 666-1116
Fax: (617) 666-1117
frankiep@gis.net

If to Escrow Agent:	NAI Huneman Commercial
David Ross
303 Congress Street
Boston, MA 02210
617-457-3400 x.2610 office
617-457-3268 fax
617-875-6222 cell
dlross@naihunneman.com

or to such other address as any party may direct by notice given in the manner herein provided. All notices shall be deemed to have been received, if given by hand or overnight delivery service, when delivered; if by mail, on the third (3rd) day following its deposit to the mails.

28     LIABILITY OF TRUSTEE, SHAREHOLDER, BENEFICIARY, ETC.

If the SELLER or BUYER executes this agreement in a representative or fiduciary capacity, only the principal or the estate represented shall be bound, and neither the SELLER or BUYER so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder.

29.    WARRANTIES AND REPRESENTATIONS

The BUYER acknowledges that the BUYER has not been influenced to enter into this transaction nor has he relied upon any warranties or representations not set forth or incorporated in this agreement or previously made in writing, except for the following additional warranties and representations, if any, made by either the SELLER or the Broker(s): None. Buyer has had the opportunity to perform its due diligence inspections of the Property.

30.    CONSTRUCTION OF AGREEMENT

This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns, and may be canceled, modified or amended only by a written instrument executed by both the SELLER and the BUYER. If two or more persons are named herein as BUYER their obligations hereunder shall be joint and several. The captions are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it.

31.            ASSIGNMENT OF LEASES. At the Date of Closing, Buyer and Seller shall each execute and deliver an Assignment of Rents and Leases in the form provided herein as Exhibit A. A list of all current tenants and a rent roll is attached hereto as Exhibit B.

32.            SELLER’S REPRESENTATIONS. Seller represents to the best of its information and belief, as follows:

(a)               Seller has the authority to enter into this Agreement and perform without the need for approval from any other person, entity, court or government. Seller or any general partner or owner of Seller has not filed for, and is not contemplating filing for bankruptcy protection, and is not affected by any action, agreement, court, order or other matter that would hinder or delay, the closing or adversely affect Seller’s ability to perform hereunder;

(b)              Seller has no knowledge of any pending or threatened litigation regarding the Premises or any part thereof, except as disclosed in writing to Buyer

(c)               Seller has not received any written notices of which Seller has knowledge, for violations of any applicable law, not since rectified with respect to the Premises;

(d)              Seller has provided the Buyer with accurate and complete copies of any environmental reports or studies with respect to the Premises, if any, that are in Seller’s possession;

(e)               to Seller’s best knowledge and belief there do not exist underground storage tanks at the Premises and Seller is not aware of any violations of environmental laws with respect to the Premises;

(f)                 the only tenancies, leases or occupancy agreements affecting the Premises are those described in that Rent Roll attached hereto as Exhibit “B.” Rent due for each tenants is all current through the date hereof and not in arrears, except as shown on the Rent Roll. Each tenant(s) is responsible for the payment of electricity for each of the respective units. Seller shall deliver to Buyer an updated rent roll inclusive of the above information (other than utilities) at closing.

(g)              Seller has provided Buyer with materially true and accurate copies of Seller’s Income and Expense statements for the Premises for the two years beginning January 1, 2009 and January 1, 2010. January 1, 2011 year to date shall be provided if ready prior to closing.

(h)              Seller has provided Buyer with true and accurate copies of any written notices, orders, declarations or the like, received by Seller from any government entity regarding the presence of lead paint in any of the units or common areas of the Premises;

33.       Service Agreements. As of the date hereof, except for a contract with Constellation Energy (a copy of which has been provided to the Buyer), which contract shall be assumed by Buyer, there are no service agreements or contracts, in effect and affecting the Premises that cannot be terminated on 30 days notice and at closing, there shall be no additional service agreements or contracts other than those in effect as of the date hereof. Seller shall be responsible for all balances due for any goods, services, and/or labor supplied to or for the benefit of the Premises up until the time of Closing and shall hold Buyer harmless from the same. Buyer shall hold Seller harmless from the same from and after the closing.

34.       Delivery of Premises. Between the date hereof and Closing, Seller shall continue to manage, maintain and service the Premises at the same level of effort and expense as Seller has managed, maintained and serviced the Premises for Seller’s own account. At closing, Seller shall deliver the Premises (except for tenant spaces) in broom clean condition, removing all trash, debris and personal property, not included in the within sale.

35.       Cooperation With Buyer’s Lender. Seller shall reasonably cooperate with Buyer’s lender and its counsel in executing and delivering those document reasonably needed to close the subject transaction, in accordance with customary practices. Seller shall also reasonably cooperate with Buyer and its prospective lender(s) so as to facilitate Buyer obtaining mortgage financing and shall promptly provide Buyer, Buyer’s lender and their counsel with information and documentation reasonably requested or necessarily incidental to Buyer’s aforedescribed financing efforts, including but not limited to rent rolls, income/expense information, third party contracts/information.

36.       No Brokers. Both Buyer and Seller warrant and represent to one another that neither party has dealt with any broker or other person entitled to a broker’s commission in connection with the negotiation or execution of this Agreement or the consummation of the transaction contemplated hereby, except that Broker identified in Paragraph No. 17 hereof. Each party shall hold the other harmless from, and indemnify the other against all damages, including legal fees and court costs, incurred by the other and arising out of or resulting from the failure of such representation and warranty.

37.       Title and Deed. Title standards of the Massachusetts Real Estate Bar Association shall be determinative of any matter which is the subject of any such standard. Seller shall not deliver a Deed in accordance with ¶ 4 hereof or any recorded document which is signed under Power of Attorney and Buyer shall not be required to accept a Deed or such recorded documents from Seller signed under Power of Attorney.

38.       Miscellaneous. This Agreement may be executed in counterparts, and facsimile signatures shall have the effect of original signatures.

39.         Seller acknowledges that Buyer intends the purchase of the within subject Premises to be a “replacement purchase” of real property for that loss of property suffered by Buyer at 503-509 Pleasant Street, Malden, MA. In this regard, Seller agrees to cooperate with Buyer, at no cost to Seller, in executing and delivering information and documents to Buyer and Buyer’s insurer (and their counsel) and providing access to the Premises as reasonably requested by Buyer (or its insurer) so to complete the aforementioned purchase by Buyer of the Premises as a “replacement purchase” of property within the manner prescribed by Buyer’s insurer, Norfolk & Dedham Group.

AVON STREET APARTMENTS LIMITED PARTNERSHIP

BY:	AVON STREET APARTMENTS, INC., Its General Partner

By:	/s/ Ronald Brown
Ronald Brown, Its President

BUYER: 503-509 PLEASANT STREET, LLC			BUYER: FRANCIS D. PRIVITERA

By:	/s/ Philip J. Privitera		By:	/s/ Francis D. Privitera
	Name: Philip J. Privitera			Name: Francis D. Privitera

BROKER: NAI HUNNEMAN

BY:	/s/ David N. Ross
	Name:	David N. Ross
	Title:	EVP